Exhibit 99.1

EXHIBIT 99.1 PRESS RELEASE, DATED NOVEMBER 8, 2006, OF ENERSYS REGARDING FINANCIAL RESULTS FOR THE SECOND FISCAL QUARTER OF 2007

EnerSys Reports Second Fiscal Quarter of 2007 Results

READING, PA, November 8, 2006/PRNewswire-FirstCall/ — EnerSys (NYSE:ENS), the world’s largest manufacturer, marketer and distributor of industrial batteries, announced today its financial results for the second fiscal quarter of 2007. Net earnings for the Company’s second fiscal quarter of 2007 were $ 11.5 million, or $0.25 per basic share and $0.24 per diluted share, including the $0.01 per share favorable impact from a legal settlement, offset by the $0.01 per share unfavorable impact of legal and professional fees related to filing a shelf registration statement and an abandoned acquisition. This compares to net earnings of $2.5 million, or $0.05 per basic and diluted share in the second fiscal quarter of the prior year. These results were in the range of $0.20—$0.24 diluted EPS guidance previously provided on August 8, 2006. The results for the second fiscal quarter of 2006 included a $6.0 million charge primarily related to restructuring activities. Excluding the restructuring charge, net earnings would have been $6.6 million or $0.14 per basic and diluted share for the second fiscal quarter of 2006. Please refer to the paragraph below under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of Non-GAAP adjusted financial information.

Net sales for the second fiscal quarter of 2007 were $353.9 million compared to $304.4 million in the comparable period of the prior year, or an increase of 16.3%. The results reflect the acquisitions of FIAMM SpA’s motive power business, which occurred on June 1, 2005, GAZ GmbH’s reserve power business, which occurred on October 11, 2006, Alliant Techsystems’ lithium primary battery business now known as EnerSys Advanced Systems Inc., which occurred on May 18, 2006, and the industrial battery business of Chaozhou Huada Power Company which was acquired on August 22, 2006. These acquisitions contributed approximately $4.5 million of incremental sales in the second fiscal quarter of 2007 or approximately 1 percentage point of the 16.3% increase compared to the prior year quarter. Foreign currency translation (primarily from the Euro) had approximately a 3 percentage point favorable impact on the second fiscal quarter of 2007 net sales, compared to the comparable period in the prior year. Selling price recovery had approximately a 4 percentage point favorable impact on the second fiscal quarter of 2007 net sales, compared to the second fiscal quarter of 2006. Net sales, excluding the effects of acquisitions, foreign currency translation and selling price recovery, increased approximately 8% in the second fiscal quarter of 2007 over the second fiscal quarter of 2006.

EnerSys’ operating results for its reporting segments, for the second fiscal quarter and six fiscal months of 2007, with comparable data for the prior year periods, are as follows (in millions):

	Fiscal quarters ended
	October 1, 2006		October 2, 2005
	Net Sales	Operating Earnings	Net Sales	Operating Earnings
Reserve Power	$158.8	$10.3	$140.0	$9.8
Motive Power	195.1	13.4	164.4	6.1
Restructuring charge	—	—	—	(6.0)
Litigation settlement income	—	1.0	—	—

	$353.9	$24.7	$304.4	$9.9

	Six fiscal months ended
	October 1, 2006		October 2, 2005
	Net Sales	Operating Earnings	Net Sales	Operating Earnings
Reserve Power	$317.2	$19.7	$276.3	$18.2
Motive Power	395.8	26.8	332.0	15.3
Restructuring charge	—	—	—	(6.0)
Litigation settlement income	—	3.8	—	—

	$713.0	$50.3	$608.3	$27.5

Net earnings for the six fiscal months of 2007 were $23.6 million or $0.51 per share basic and $0.50 per share diluted, including $0.05 per share favorable impact from two legal settlements and the $0.01 per share unfavorable impact of legal and professional fees related to a shelf registration statement and an abandoned acquisition. This compares to net earnings of $11.3 million or $0.24 per basic and diluted share in the prior year period. The results for the six fiscal months of 2006 included a $6.0 million charge primarily related to restructuring activities. Excluding this restructuring charge, net earnings for the six fiscal months of 2006 would have been $15.4 million or $0.33 per basic and diluted share. Please refer to the paragraph below under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of Non-GAAP adjusted financial information.

Net sales for the six fiscal months of 2007 were $713.0 million compared to $608.3 million in the prior year, or an increase of 17.2%. The fiscal 2007 results reflect the inclusion of approximately $15.0 million of incremental sales attributable to the acquisitions described above, or approximately 2 percentage points of the increase in the six fiscal months of 2007 compared to the prior year period. Foreign currency translation (primarily the Euro) had a favorable impact on net sales in the six fiscal months of 2007, which resulted in an approximate 3 percentage point increase compared to the comparable period in the prior year. Selling price recovery had approximately a 3 percentage point favorable impact on net sales for the six fiscal months of 2007, compared to the same period of 2006. Net sales, excluding the effects of acquisitions, foreign currency translation and selling price recovery, increased approximately 9% in the six fiscal months of 2007 over the same period of 2006.

“Considering the historically high commodity costs, especially lead, I am pleased with our results which in part reflect the benefit of our restructuring programs previously undertaken and our previously announced price increases. We continue to experience strong demand for our products and services and we believe that we have continued to increase our global market share,” stated John D. Craig, Chairman, President and Chief Executive Officer. “We continue to focus on selling price recovery due to the higher costs while driving our cost reduction initiatives.”

Craig added, “We anticipate that for our third fiscal quarter of 2007 diluted net earnings per share will be between $0.16 and $0.20, including an anticipated non-recurring tax benefit of $0.04 per share. The lower earnings are the result of the recent escalation in lead cost, which has increased 50% in the last three months. We recently announced additional price increases, however, we do not expect to realize the benefit of these increases in our third quarter.”

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on management’s current expectations and subject to uncertainties and changes in circumstances. The Company’s actual results may differ materially from the forward-looking statements for a number of reasons. For a list of the factors, which could affect the Company’s results, including earnings estimates, see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in the Company’s Quarterly Report on Form 10-Q for the second fiscal quarter ended October 1, 2006, which was filed with the U.S. Securities and Exchange Commission.

Reconciliation of Non-GAAP Adjusted Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). EnerSys’ management uses non-GAAP measures in their analysis of the Company’s performance. These measures, as used by EnerSys in past quarters, adjust net earnings determined in accordance with GAAP to reflect changes in financial results associated with the Company’s restructuring initiatives and unusual charges and income items. Management believes presentations of financial measures reflecting these non-GAAP adjustments provide important supplemental measurement information in evaluating the operating results of the Company as distinct from results that include items that are not indicative of ongoing operating results; in particular, the charges that the Company incurs as a result of restructuring activities associated with our acquisitions. Because these charges are incurred as a result of an acquisition, they are not a valid measure of the performance of our underlying business and accordingly, they are non-recurring in nature. These disclosures have limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported amounts. Non-GAAP adjusted net earnings are calculated excluding restructuring and highlighted charges. The following tables provide additional information regarding certain non-GAAP measures:

	Fiscal quarters ended
	October 1, 2006		October 2, 2005
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings	$11.5		$2.5
Non-GAAP adjustments (net of tax):
Restructuring charge	—		4.1	(1)
Litigation settlement income	(0.7	)(2)	—
Shelf registration statement and an abandoned acquisition	0.5	(3)	—

Non-GAAP adjusted net earnings	$11.3		$6.6

Outstanding shares used in per share calculations
Basic	46,471,958		46,214,469

Diluted	47,769,804		46,900,296

Non-GAAP adjusted net earnings per share:
Basic	$0.24		$0.14
Diluted	$0.24		$0.14

Reported net earnings per share:
Basic	$0.25		$0.05
Diluted	$0.24		$0.05

	Six fiscal months ended
	October 1, 2006		October 2, 2005
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings	$23.6		$11.3
Non-GAAP adjustments (net of tax):
Restructuring charge	—		4.1	(1)
Litigation settlement income	(2.6	)(2)	—
Shelf registration statement and an abandoned acquisition	0.5	(3)	—

Non-GAAP adjusted net earnings	$21.5		$15.4

Outstanding shares used in per share calculations
Basic	46,404,985		46,190,589

Diluted	47,457,668		46,632,505

Non-GAAP adjusted net earnings per share:
Basic	$0.46		$0.33
Diluted	$0.45		$0.33
Reported net earnings per share:
Basic	$0.51		$0.24
Diluted	$0.50		$0.24

(1)	Resulting from a charge of $6.0 million, primarily for severance costs related to staff reductions and other restructuring activities in Europe.
(2)	Resulting from two favorable legal settlements, net of fees and expenses, recorded in the first and second fiscal quarters of 2007.
(3)	Resulting from legal and professional fees related to a shelf registration statement and an abandoned acquisition.

EnerSys

Summary of Earnings

(In millions, except share and per share data)

(Unaudited)

	Fiscal quarter ended
	October 1, 2006	October 2, 2005
Net sales	$353.9	$304.4
Gross profit	77.7	64.2
Operating expenses	54.0	48.3
Restructuring charge	—	6.0
Litigation settlement income	(1.0)	—
Operating earnings	24.7	9.9
Earnings before income taxes	16.8	3.7
Net earnings	$11.5	$2.5

Net earnings per common share
Basic	$0.25	$0.05

Diluted	$0.24	$0.05

Weighted average shares outstanding
Basic	46,471,958	46,214,469

Diluted	47,769,804	46,900,296

EnerSys

Summary of Earnings

(In millions, except share and per share data)

(Unaudited)

	Six fiscal months ended
	October 1, 2006	October 2, 2005
Net sales	$713.0	$608.3
Gross profit	154.8	130.7
Operating expenses	108.3	97.2
Restructuring charge	—	6.0
Litigation settlement income	(3.8)	—
Operating earnings	50.3	27.5
Earnings before income taxes	34.6	17.0
Net earnings	$23.6	$11.3

Net earnings per common share
Basic	$0.51	$0.24

Diluted	$0.50	$0.24

Weighted average shares outstanding
Basic	46,404,985	46,190,589

Diluted	47,457,668	46,632,505

EnerSys will host a conference call to discuss the Company’s second fiscal quarter 2007 financial results and provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for November 9, 2006, at 9:00 a.m. Eastern Time, will be hosted by John D. Craig, Chairman, President and Chief Executive Officer and Michael T. Philion, Executive Vice President – Finance and Chief Financial Officer.

The call will also be Webcast on EnerSys’ website. There will be a free download of a compatible media player on the Company’s website at http://www.enersys.com.

The conference call information is:

Date:	Thursday, November 9, 2006
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Call-In Number:	800-688-0836
International Dial-In Number:	617-614-4072
Passcode:	68341576

A replay of the conference call will be available from 11:00 a.m. on November 9, 2006, through midnight on December 8, 2006.

The replay information is:

Via Internet:	http://www.enersys.com
Domestic Replay Number:	888-286-8010
International Replay Number:	617-801-6888
Passcode:	35556604

For more information, please contact Richard Zuidema, Executive Vice President, EnerSys,

P.O. Box 14145, Reading, PA 19612-4145. Tel: 800-538-3627; Website http://www.enersys.com.

About EnerSys

EnerSys, the world leader in stored energy solutions for industrial applications, manufactures, distributes and services reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. Motive power batteries are utilized in electric forklift trucks and other commercial electric powered vehicles. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at http://www.enersys.com.

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